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                                                                     Exhibit 3.1


                       RESTATED CERTIFICATE OF INCORPORATION

                                  *  *  *  *  *  *


          BIDERMANN INDUSTRIES CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter the "Corporation"), DOES HEREBY CERTIFY that:

          The name of the Corporation is Bidermann Industries Corp.

          The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was January 28, 1982 under the name of Bidermann Industries Financial Services, Inc.

          (a) Provision for the making of this Restated Certificate of Incorporation is contained in an Order, dated March 31, 1998 (the "Confirmation Order"), of the United States Bankruptcy Court for the Southern District of New York in Jointly Administered Case Nos. 95 B 43098 through 43099 and 43101 through 43114 (TLB) confirming the Third Amended Joint Plan of Reorganization dated March 30, 1998 of the Corporation and certain of its affiliates (the "Plan").

          (b) The Confirmation Order authorizes and directs the Corporation to execute such documents and take, or cause to be taken, any and all actions required to enable the effective implementation of the Plan and the Confirmation Order.

          (c) In accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

          4. The text of the Certificate of Incorporation is hereby amended and restated to read in full as follows:

          FIRST:    The name of the Corporation is: Cluett American Corp.

          SECOND:   The registered office and registered agent of the
Corporation is The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The name of its registered agent at such address is The Prentice-Hall Corporation Systems, Inc.

          THIRD:    The purpose of the Corporation is to engage in any lawful
act or activity for which corporations may be organized under the Delaware General Corporation Law (the "GCL").


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          FOURTH:   (1)  The total number of shares of all classes of stock
which the Corporation shall have authority to issue is 2,000,000 consisting of
(i) 1,999,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), and (ii) 1,000 shares of common stock, par value $1.00 per share ("Common Stock").

          (2) The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

          (3) (a) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the GCL.

          (b) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate of Incorporation (including any certificate of designations relating to such series).

          (c) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

          (d) Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of


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any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

          (e) To the extent prohibited under chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"), the Corporation shall not issue non-voting equity securities; provided, however, that this subsection (e): (i) will have no further force and effect beyond that required under the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as the relevant prohibitions imposed by the Bankruptcy Code are in effect and applicable to the Corporation and (iii) may be amended or eliminated in accordance with applicable law as from time to time in effect.

          FIFTH.    Upon the consummation of the Third Amended Joint Plan of
Reorganization dated March 30, 1998 of the Corporation and certain of its affiliates (the "Plan") that was confirmed by order dated March 31, 1998 by the United States Bankruptcy Court for the Southern District of New York in Jointly Administered Case Nos. 95 B 43098 through 43099 and 43101 through 43114 (TLB), the initial directors of the Corporation shall be Bryan P. Marsal, James A. Williams, Norman W. Alpert, J. Christopher Henderson, Sander M. Levy and Daniel
S. O'Connell.

          SIXTH.    The Corporation is to have perpetual existence.

          SEVENTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation, acting by majority vote, is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

          EIGHTH.   Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

          NINTH.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          TENTH.    Except as otherwise provided by the GCL as the same exists or may hereafter be amended, no director of the


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Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article TENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


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          IN WITNESS WHEREOF, BIDERMANN INDUSTRIES CORP. has caused this
Certificate to be signed by Bryan P. Marsal, Chief Executive Officer, and attended by Steven J. Kaufman, Secretary, this 15th day of May 1998.


                                        BIDERMANN INDUSTRIES CORP.


                                        By: /s/ Bryan P. Marsal
                                            ------------------------------------
                                             Name: Bryan P. Marsal
                                             Title: Chief Executive Officer


                                        ATTEST:


                                        /s/ Steven J. Kaufman
                                        ----------------------------------------
                                        Steven J. Kaufman
                                        Secretary